UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 29, 2023

CONCENTRIX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39494	27-1605762
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

39899 Balentine Drive, Newark, California	94560
(Address of principal executive offices)	(Zip Code)

(800) 747-0583
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CNXC	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

INTRODUCTORY NOTE
On March 29, 2023, Concentrix Corporation (“Concentrix” or the “Company”) announced the entrance into an agreement to combine with Webhelp, a leading provider of customer experience (CX) solutions with significant operations and client relationships in Europe, Latin America and Africa. Subject to the terms and conditions of the agreements described in this Current Report on Form 8-K, including the completion of the required works councils consultations and the satisfaction of certain closing conditions, the combination of the Concentrix and Webhelp businesses is expected to be completed before the end of the year.
Item 1.01. Entry into a Material Definitive Agreement.
Put Option and Share Purchase and Contribution Agreement
On March 29, 2023, Concentrix and OSYRIS S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg and a direct wholly owned subsidiary of the Company (“Purchaser”), entered into a binding put option letter agreement (the “Put Option”) with certain stockholders (the “Beneficiaries”) of Marnix Lux SA, a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Webhelp Parent”) and the parent company of the Webhelp business. Pursuant to the Put Option, the Company and Purchaser have committed to acquire (the “Offer”) all of the issued and outstanding capital stock of Webhelp Parent (the “Shares”) from the holders thereof (the “Sellers”), subject to the terms and conditions of the Share Purchase and Contribution Agreement (the “SPA”) in the agreed form set forth as Schedule 3 to the Put Option. Capitalized terms used but not defined in this Current Report on Form 8-K shall have the respective meanings ascribed to such terms in the SPA.
Subject to certain terms and conditions set forth in the Put Option, the Offer expires on the earlier of (i) five business days following completion of the required consultation processes with works councils representing certain Webhelp staff in France and the Netherlands and (ii) September 29, 2023 (the “Expiry Date”). Upon completion of such consultation processes, the Company expects that the Beneficiaries will accept the Offer and enter into the SPA. The Beneficiaries have undertaken to collect powers of attorney from the other Sellers (the “PoAs”) to allow a representative to act on behalf of the Sellers in connection with the execution of the SPA and other related agreements and documents.
Subject to the terms and conditions of the SPA, Purchaser will acquire the Sellers’ Shares. The aggregate consideration for the acquisition of the Shares will consist of (i) €500 million in cash, subject to adjustment as set forth in the SPA (the “Closing Cash Payment”), (ii) a note issued by the Company in substantially the form attached as an exhibit to the SPA (the “Sellers’ Note” and, together with the Closing Cash Payment, the “Cash Purchase Price”) in the aggregate principal amount of €700 million, with a term of two years and bearing interest at a rate of 2% per annum, (iii) 14,861,885 shares (the “Closing Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (iv) the contingent right to earn an additional 750,000 shares of Common Stock (the “Earnout Shares”) if certain conditions set forth in the SPA occur, including the share price of Common Stock reaching $170.00 per share within seven years from the closing of the Transaction (the “Closing Date”) (based on daily volume weighted average prices measured over a specified period).
On the Closing Date, the Purchaser will purchase certain of the Sellers’ Shares (the “Acquired Shares”) in exchange for the Cash Purchase Price, (ii) certain Sellers will contribute certain of their Shares (the “Contributed Shares”) to the Company in exchange for the Closing Shares, (iii) the Sellers will transfer and exchange certain of their Shares (the “Exchanged Shares”) to Purchaser in exchange for the contingent right to earn the Earnout Shares, (iv) the Company will execute and deliver the Sellers’ Note to the Sellers party thereto, and (v) the Company will transfer to Purchaser the Contributed Shares (collectively, the “Transaction”). As a result of the Transaction, Purchaser will hold all of the share capital and voting rights of Webhelp Parent on a fully diluted basis.
Consummation of the Transaction is subject to various conditions set forth in the SPA, including, among others, (i) approval of the issuance of the Closing Shares and the Earnout Shares (the “Share Issuance”) by the

Company’s shareholders, (ii) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the filing, consent, clearance, authorization or approval pursuant to certain other merger control and regulatory laws, and (iii) the approval of the listing of the Closing Shares and the Earnout Shares on the Nasdaq Stock Market. The obligation of each party to consummate the Transaction is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions), the other party having performed in all material respects its obligations under the SPA, and the absence of a Material Adverse Effect with respect to the other party.
Until the earlier of (x) the execution of the SPA and (y) March 29, 2024 (the “Exclusivity Period”), the Beneficiaries and Webhelp Parent may not, directly or indirectly, (i) solicit, initiate, or knowingly encourage, or take any other action designed or reasonably likely to facilitate, any inquiries or proposals that could reasonably be expected to lead to an Alternative Proposal, (ii) enter into, encourage, continue or otherwise participate in any discussions or negotiations regarding any Alternative Proposal or (iii) enter into or approve any agreement with respect to any Alternative Proposal.
The obligations of the Company under the Put Option may be terminated for certain events, including any material breaches of covenants or agreements made by the Beneficiaries in connection with the exclusivity provisions described above and breaches of representations and warranties made by the Beneficiaries. Either party may terminate the Put Option if (i) an order permanently restraining, enjoining, or otherwise prohibiting consummation of the Transaction becomes final and non-appealable, (ii) there is a Parent Adverse Recommendation Change, or (iii) approval of the Share Issuance by the Company’s shareholders is not obtained.
If the Put Option terminates on the Expiry Date due to the non-exercise by the Beneficiaries of the Put Option or due to any material breaches of covenants or agreements made by the Beneficiaries in connection with the exclusivity provisions of the Put Option, the Beneficiaries will reimburse the Company for its reasonable out-of-pocket expenses actually incurred and related to the Put Option and the transactions contemplated thereby in an amount up to $31 million; provided that if the Beneficiaries or Webhelp Parent enter into a definitive agreement with respect to an Alternative Proposal or consummate a transaction contemplated by an Alternative Proposal within the Exclusivity Period, then the cap on reimbursable expenses will be increased to $110 million.
If the Put Option or SPA is terminated due to a Parent Adverse Recommendation Change or acceptance by the Company of a Superior Proposal, then the Company will pay the Beneficiaries a fee of $110 million. If the Put Option or SPA is terminated by the Company or the Beneficiaries because approval of the Share Issuance by the Company’s shareholders is not obtained or due to any material breaches of covenants or agreements made by the Company to not solicit, propose, initiate, or enter into any definitive agreements related to an Alternative Transaction, then the Company will reimburse the Beneficiaries or Webhelp Parent for their reasonable out-of-pocket expenses actually incurred and related to the Put Option and the transactions contemplated thereby in an amount up to $31 million.
The SPA contains customary representations and warranties of the Company, Purchaser, Webhelp Parent, and the Sellers. Additionally, the Put Option and the SPA provide for customary pre-closing covenants of the Company and Webhelp Parent, including a covenant for Webhelp Parent to conduct its business in the ordinary course in all material respects and for the Company and Webhelp Parent to refrain from taking certain specified actions without the other party’s consent.
Investor Rights Agreement
In connection with the proposed Transaction, on March 29, 2023, the Company entered into an Investor Rights Agreement (the “IRA”) with certain stockholders of Webhelp Parent (the “Initial Stockholders”), including certain affiliates of Groupe Bruxelles Lambert SA, a public limited liability company (société anonyme) incorporated under the laws of Belgium (“GBL”) and Olivier Duha, the Co-founder and Chief Executive Officer of Webhelp. The IRA becomes effective on, and subject to, the closing of the Transaction. If the Put Option or the SPA is terminated in accordance with their terms prior to the closing, the IRA will automatically terminate.

Subject to the terms and conditions of the IRA, (x) GBL will have the right to nominate two directors (the “GBL Directors”) to the Concentrix Board of Directors (the “Board”) for so long as certain entities associated with GBL and Mr. Duha (collectively, the “GBL and Duha Shareholders”) own at least 70% of the shares of Common Stock originally issued to them in the Transaction and (y) GBL will have the right to nominate one director to the Board for so long as the GBL and Duha Shareholders own at least 50% of the shares of Common Stock originally issued to them in the Transaction. If at any time entities affiliated with GBL own less than 50% of the shares of Common Stock originally issued to them in the Transaction, GBL will have no right to nominate any directors to the Board. If GBL has the right to nominate two directors, Mr. Duha has the right to be nominated as one of the two GBL Directors for so long as he owns at least 50% of the shares of Common Stock originally issued to him in the Transaction. The initial GBL Directors are expected to be Mr. Duha and Nicolas Gheysens, a Partner at GBL.
Each of the Initial Stockholders has agreed not to take certain actions without the Company’s prior written consent so long as they hold at least 50% of the shares originally issued to them in the Transaction, including: (i) making any proposal, public statement or offer to the Board or the Company’s stockholders regarding business combinations, tender offers, restructuring, liquidation, or acquisition of Company loans, securities, or assets, (ii) making any proposal to seek representation on the Board or otherwise seek to control or influence management, the Board or policies of the Company, (iii) forming or encouraging others to form a voting group with any Company stockholder, other than solely among the Initial Stockholders, (iv) acquiring any additional shares of Common Stock over certain authorized additional amounts, or (v) publicly disclosing or encouraging others to disclose any arrangement or intention prohibited by the foregoing or taking action that would reasonably be expected to require the Company to make a public announcement regarding (i) or (ii) above. Neither the Company nor any material subsidiary may amend its charter or its bylaws or similar organizational documents in a manner that disproportionately adversely affects the rights of the Initial Stockholders or which is knowingly in violation of the rights of any Initial Stockholder pursuant to the IRA, in each case so long as such Initial Stockholder holds at least 50% of the shares of Common Stock originally issued to it in the Transaction.
Subject to the terms and conditions of the IRA, the Initial Stockholders have agreed to certain customary lock-up provisions covering the shares of Common Stock issued to them at closing. In particular, subject to certain exceptions set forth in the IRA, the Initial Shareholders have agreed not to transfer any such shares for six months from closing. GBL has further agreed not to transfer more than 25% of such shares for 12 months from closing, and not to transfer more than 50% of such shares for 18 months from closing. Mr. Duha has further agreed not to transfer more than 25% of such shares for 12 months from closing, and not to transfer more than 75% of such shares for 18 months following closing. Certain other stockholders of Webhelp Parent have also agreed, subject to certain exceptions set forth in the SPA or the IRA, not to transfer any shares of Common Stock issued to them at closing for six months from closing, not to transfer more than 25% of such shares for 12 months from closing, and not to transfer more than 75% of such shares for 18 months following closing.
The Initial Stockholders have certain registration rights under the IRA, which will require the Company to register within 180 days of closing the resale of the shares of Common Stock and Earnout Shares held by the Initial Stockholders immediately following closing. Upon demand by the Initial Stockholders, the Company will also be required to register a sale by the Initial Stockholders of such shares with a value of at least $100 million up to two times in any rolling twelve-month period. The Initial Stockholders will also have “piggy-back” registration rights to include their shares of Common Stock in certain other registration statements filed by the Company.
The Company has agreed to waive the corporate opportunity doctrine to the extent permitted under the Delaware General Corporation Law with respect to GBL and the GBL Directors.
Commitment Letter
In connection with the potential Transaction, the Company entered into a debt commitment letter (the “Commitment Letter”), dated as of March 29, 2023, with JPMorgan Chase Bank, N.A. (“JPMorgan”), pursuant to which JPMorgan has committed to provide a 364-day bridge loan facility in an aggregate principal amount of $5.29 billion (the “Bridge Facility”), consisting of three tranches: (i) a $2.44 billion tranche of term bridge loans, (ii) a

$1.85 billion tranche of term bridge loans and (iii) a $1.0 billion tranche of revolving commitments (the “Amendment Revolving Tranche”), each subject to the satisfaction of certain customary closing conditions including the consummation of the Transaction. The Bridge Facility is available to (i) pay for a portion of the Cash Purchase Price, (ii) directly or indirectly repay certain indebtedness of Webhelp Parent and its subsidiaries and certain indebtedness of the Company and its subsidiaries, and (iii) to pay fees, costs and expenses related to the Transaction, the Bridge Facility and transactions being entered into or otherwise contemplated in connection therewith. Additionally, the Amendment Revolving Tranche will be available after the consummation of the Transaction for working capital and other general corporate purposes.
If the Company utilizes the Bridge Facility, amounts drawn thereunder will bear interest at an annual rate equal to adjusted term SOFR plus a margin which may initially range from 1.125% to 2.000%, depending on the Company’s debt rating or leverage ratio, as applicable, as determined in accordance with the Commitment Letter, which margin will be increased by 0.25% on each of the 90th, 180th and 270th day after the closing of the Bridge Facility. The Company will pay commitment fees on the undrawn amount of this commitment ranging from 0.125% to 0.275% if based upon the Company’s debt rating or 0.225% to 0.300% if based upon the Company’s leverage ratio, as applicable, determined in accordance with the Commitment Letter.
Under the terms of the Commitment Letter, JPMorgan will act as sole lead arranger and sole lead bookrunner in connection with the Bridge Facility. The Company will pay certain customary fees and expenses in connection with obtaining the Bridge Facility.
* * * * * *
The foregoing descriptions of the Put Option, the SPA, the Sellers’ Note, the IRA and the Commitment Letter are qualified in their entirety by reference to the full text of the Put Option, the form of SPA attached as Schedule 3 to the Put Option, the form of Sellers’ Note attached as Schedule 7 to the Put Option, the IRA and the Commitment Letter, copies of which are filed as Exhibits 10.1, 10.2, and 10.3 to this Current Report on 8-K and are incorporated in this Item 1.01 by reference.
The Put Option and the SPA have been filed with this Current Report on Form 8-K to provide investors with information regarding their terms. It is not intended to provide any other factual information about the parties. In particular, the assertions embodied in the representations and warranties contained in the Put Option and the SPA are qualified by information in confidential disclosure schedules provided by each party in connection with the signing of the Put Option. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Put Option and the SPA. Certain representations and warranties in the Put Option and the SPA were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Investors are not third-party beneficiaries under the Put Option or the SPA and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, the representations and warranties in the Put Option and the SPA are made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Put Option and the SPA are not necessarily characterizations of the actual state of facts about the parties to those agreements at the time they were made or otherwise and should only be read in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the U.S. Securities and Exchange Commission (the “SEC”).
Item 3.02. Unregistered Sales of Equity Securities.
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The shares of Common Stock to be issued as consideration for the Transaction will be issued pursuant to the exemptions from registration found in Rule 802 under the Securities Act.

Item 8.01. Other Events.
Concurrently with the execution of the Put Option, the Company and Webhelp Parent entered into a voting and support agreement (the “Voting Agreement”) with certain shareholders of the Company (collectively, the “Concentrix Shareholders”). As of March 29, 2023, the Concentrix Shareholders collectively beneficially owned approximately 15.3 % of the total issued and outstanding shares of Common Stock (the “Voting Agreement Shares”). Pursuant to the Voting Agreement, each of the Concentrix Shareholders has agreed to vote, or cause the holder of record to vote, in favor of (i) the approval of the Share Issuance, the Transaction, and any other action reasonably requested by Webhelp Parent for the vote or written consent of the Company’s shareholders, and (ii) any proposal to adjourn a meeting of the Company’s shareholders to solicit additional proxies in favor of the Share Issuance.
The Concentrix Shareholders have also agreed to vote against (i) any action or agreement that would reasonably be expected to result in any of the Company’s closing conditions under the SPA not being fulfilled, (ii) any Alternative Proposal, or (iii) any agreement, transaction, or other matter that would, or would reasonably be expected to, impede, interfere with or materially and adversely affect the consummation of the Transaction.
The Concentrix Shareholders have also agreed not to, among other things, sell, transfer, assign, pledge, give, tender in any tender or exchange offer or similarly dispose of any Voting Agreement Shares, subject to certain exceptions. The Voting Agreement will terminate upon the earliest of (i) the Closing Date, (ii) the day following the conclusion of the special meeting of the Company’s shareholders to approve the Share Issuance, and (iii) the termination of the SPA.
The foregoing description of the Voting Agreement is qualified in its entirety by reference to the full text of the Voting Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on 8-K and is incorporated in this Item 8.01 by reference.

Additional Information and Where to Find It
In connection with the proposed transaction between the Company and Webhelp, the Company plans to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement to each stockholder entitled to vote at the special meeting relating to the transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and other relevant materials in connection with the transaction (when they become available) and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) and the Company’s website at www.concentrix.com.
Participants in the Solicitation
The Company and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to such transaction when it is filed with the SEC. You may obtain information about the Company’s executive officers and directors in the Company’s definitive proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on February 9, 2023. To the extent holdings of such participants in the Company’s securities are not reported, or have changed since the amounts described in the proxy statement for the 2023 annual meeting of stockholders, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Concentrix’ website at www.concentrix.com.
Information for U.S. Persons holding Marnix Lux Shares
This proposed business combination is made for the securities of a non-U.S. company. The offer is subject to disclosure and procedural requirements in France and other non-U.S. jurisdictions that are different from those of the United States. The proposed transaction will be structured to comply with the securities laws and regulations in France, the United States and other applicable jurisdictions that are applicable to transactions of this type.
It may be difficult for U.S. holders of Marnix Lux shares to enforce their rights and any claims they may have arising under the federal securities laws of the United States, since Marnix Lux is incorporated in a non-U.S. jurisdiction, and some or all of its officers and directors may be residents of a non-U.S. jurisdiction. U.S. holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgment.
Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include, but are not limited to, statements regarding the combination with Webhelp and the timing thereof, including works council consultations, regulatory approvals and the satisfaction of other closing conditions and the timing thereof, the estimated size of the proposed transaction and the combined company, the exercise of the Put Option and the execution of the SPA, the methods the Company will use to finance the cash necessary to finance the proposed transaction, and statements that include words such as believe, expect, may, will, provide, could and should and other similar expressions. These forward-looking statements are inherently uncertain and involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things: risks related to the proposed transaction, including that the proposed transaction will not be consummated; the ability to complete works council consultations and receive shareholder approval and regulatory approvals for the proposed transaction in a timely manner, on acceptable terms or at all, or to satisfy the other closing conditions to the proposed transaction; conditions in the credit markets and the ability to obtain financing for the proposed transaction on a favorable basis, if at all; fluctuations in currency exchange rates and their impact on the U.S. dollar cost for Euro-denominated obligations; the ability to retain key employees and successfully integrate the Webhelp business; the Company’s ability to realize estimated cost savings, synergies or other anticipated benefits of the proposed transaction, or that such benefits may take longer to realize than expected; diversion of management’s attention; the potential impact of the announcement or consummation of the proposed acquisition on relationships with clients and other third parties; the unfavorable outcome of any legal proceedings that may be instituted against the Company, Webhelp Parent, the Sellers or the combined company; and other risks related to the Company’s and Webhelp’s businesses, including risks related to general economic conditions, cyberattacks on the Company’s or Webhelp’s networks and information technology systems, the loss of key personnel or the inability to attract and retain staff, increases in the cost of labor, the effects of communicable diseases, natural disasters, adverse weather conditions or public health crises, competitive conditions in the Company’s industry, higher than expected tax liabilities, the demand for CX solutions and technology, changes in law, and other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2022 filed with the Securities and Exchange Commission and subsequent SEC filings. The Company does not undertake a duty to update forward-looking statements, which speak only as of the date on which they are made.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
10.1*
Put Option Agreement, dated as of March 29, 2023, by and among Concentrix Corporation, OSYRIS S.à r.l., Marnix Lux SA, the other beneficiaries party thereto, and Sandrine Asseraf as the PoA Seller Representative, including the form of Stock Purchase and Contribution Agreement set forth as Schedule 3 thereto and the form of Sellers’ Note set forth as Schedule 7 thereto.

10.2*	Investor Rights Agreement, dated as of March 29, 2023, by and among Concentrix Corporation and the initial stockholders party thereto.

10.3	Commitment Letter, dated as of March 29, 2023, by and between Concentrix Corporation and JPMorgan Chase Bank, N.A.

99.1	Voting and Support Agreement, dated March 29, 2023, by and among Concentrix Corporation, Marnix Lux SA, and certain stockholders of Concentrix Corporation.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Concentrix Corporation hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2023	CONCENTRIX CORPORATION

	By:	/s/ Jane C. Fogarty
Jane C. Fogarty Executive Vice President, Legal